Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our reports dated February 26, 2018, with respect to the consolidated balance sheets of Kennedy-Wilson Holdings, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedules III and IV (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Los Angeles, California

June 18, 2018